EXHIBIT I

TEEKAY OFFSHORE PARTNERS L.P. Bayside House, Bayside Executive Park, West Bay Street & Blake Road P.O. Box AP-59212, Nassau, Bahamas

NEWS RELEASE
TEEKAY OFFSHORE RAISES DISTRIBUTION BY 10% ON ACQUISITION OF SHUTTLE TANKERS; ANNOUNCES COMPLETION OF FSO ACQUISITION

Nassau, The Bahamas, October 1, 2007 – Teekay Offshore Partners L.P. (Teekay Offshore or the Partnership) (NYSE: TOO) announced today that its general partner has increased its quarterly cash distribution by $0.035 per unit, from $0.35 per unit to $0.385 per unit ($1.54 annualized) as a result of the previously announced acquisition of the shuttle tankers Navion Bergen and Navion Gothenburg.

The cash distribution will be paid on November 14, 2007 to all unitholders of record on November 7, 2007.

In addition, the Partnership announced today that is has completed the acquisition of a Floating Storage and Offtake unit (FSO), the Dampier Spirit, for a total cost of approximately $30.3 million from Teekay Corporation (Teekay), the parent of its general partner.  The FSO unit is currently serving under a 7-year fixed-rate time-charter to Apache Corporation, generating approximately $0.06 per unit in distributable cash flow annually.

“With the $0.14 per unit increase in the annual distribution announced today, and the expected further increase of $0.06 per unit relating to the Dampier Spirit, the Partnership will have grown its distributions by approximately 14% since its initial public offering in December 2006,” commented Peter Evensen, Teekay Offshore’s Chief Executive Officer.  “We expect to continue growing our distributions through the direct acquisition of offshore assets and additional limited partner interests in Teekay Offshore Operating L.P. from Teekay, as well as third party acquisitions.”

About Teekay Offshore

Teekay Offshore Partners L.P., a publicly-traded master limited partnership formed by Teekay Corporation (NYSE: TK), is an international provider of marine transportation and storage services to the offshore oil industry.  Teekay Offshore Partners owns a 26.0% interest in and controls Teekay Offshore Operating L.P. (OPCO), a Marshall Islands limited partnership with a fleet of 36 shuttle tankers (including 12 chartered-in vessels), four floating storage and offtake units and nine conventional crude oil Aframax tankers.  In addition, Teekay Offshore Partners L.P. has direct ownership interests in two shuttle tankers and one FSO unit.  Teekay Offshore Partners also has rights to participate in certain floating production, storage and offloading (FPSO) opportunities.

Teekay Offshore Partners common units trade on the New York Stock Exchange under the symbol “TOO”.

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Forward Looking Statements

This release contains forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) which reflect management’s current views with respect to certain future events and performance, including statements regarding: the Partnership’s future growth prospects; the increase in annual distributable cash flow expected from the FSO unit and its respective charter contract; the potential for Teekay to offer to Teekay Offshore other offshore assets or additional limited partner interests in OPCO; and the potential for Teekay Offshore to make third party acquisitions. The following factors are among those that could cause actual results to differ materially from the forward-looking statements, which involve risks and uncertainties, and that should be considered in evaluating any such statement: changes in production of offshore oil, either generally or in particular regions; changes in trading patterns significantly affecting overall vessel tonnage requirements; changes in applicable industry laws and regulations and the timing of implementation of new laws and regulations; the potential for early termination of long-term contracts and inability of the Partnership or OPCO to renew or replace long-term contracts; the failure of Teekay to offer other offshore assets or additional interests in OPCO to Teekay Offshore; the Partnership’s ability to raise financing to purchase additional vessels and/or interests in OPCO; and other factors discussed in Teekay Offshore’s filings from time to time with the SEC, including its Report on Form 20-F for the fiscal year ended December 31, 2006.  The Partnership expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Partnership’s expectations with respect thereto or any change in events, conditions or circumstances on which any such statement is based.

For Investor Relations enquiries contact:
Scott Gayton
Tel: + 1 (604) 609-4740

For Media enquiries contact:
Alana Duffy
Tel: + 1 (604) 844-6605

Web site:  www.teekayoffshore.com

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